PRESS RELEASE                                  SOURCE: First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE FOR FIRST TRUST DYNAMIC EUROPE EQUITY INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- April 3, 2017 -- First Trust Advisors L.P. ("FTA") announced today that Henderson Global Investors (North America) Inc. ("Henderson") and Henderson Investment Management Limited, investment sub-advisors for First Trust Dynamic Europe Equity Income Fund (NYSE: FDEU) (the "Fund"), will release an update on the market and the Fund for financial advisors and investors. The update will be available WEDNESDAY, APRIL 5, 2017, AT 5:00 P.M. EASTERN TIME UNTIL 11:59 P.M. EASTERN TIME ON THURSDAY, MAY 4, 2017. To listen to the update, follow these instructions:

-- Dial: (888) 203-1112; International (719) 457-0820; and Passcode # 6321478.
The update will be available from Wednesday, April 5, 2017, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Thursday, May 4, 2017.

The Fund is a non-diversified, closed-end management investment company that seeks to provide a high level of current income. As a secondary objective, the Fund seeks to focus on capital appreciation. The Fund will seek to achieve its investment objective by investing at least 80% of its Managed Assets in a portfolio of equity securities of European companies of any market capitalization, including, but not limited to, common and preferred stocks that pay dividends, depositary receipts and real estate investment trusts. The Fund will seek to focus its equity investments on income-producing securities. The Fund will also seek to utilize a dynamic currency hedging process, which will include, at the discretion of the portfolio managers, the use of forward foreign currency exchange contracts to hedge a portion of the Fund's currency exposure. To generate additional income, the Fund will write (or sell) call options on portfolio equity securities and certain broad-based securities indices in an amount up to 40% of the value of its Managed Assets.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $104 billion as of February 28, 2017 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Henderson serves as the Fund's investment sub-advisor. Henderson is an indirect, wholly-owned subsidiary of Henderson Group plc ("Henderson Group"), a London-based global investment management firm that provides a full spectrum of investment products and services to clients around the world. First Trust Advisors L.P. and Henderson have engaged Henderson Investment Management Limited, a registered investment adviser and an indirect, wholly-owned subsidiary of Henderson Group, as the sub-sub-advisor responsible for certain investment decisions of the Fund. With offices in 19 cities with more than 1,000 employees, Henderson Group managed approximately $127.4 billion in assets as of December 31, 2016.


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Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: The Fund is subject to risks, including the fact that it is a non-diversified closed-end management investment company.

Because the Fund will invest primarily in securities of non-U.S issuers, which are generally denominated in non-U.S. currencies, there are risks not typically associated with investing in securities of U.S. issuers. Non-U.S. issuers are subject to higher volatility than securities of U.S. issuers. An investor may lose money if the local currency of a non-U.S. market depreciates against the U.S. dollar.

Investments in securities of issuers located in emerging market countries are considered speculative and there is a heightened risk of investing in emerging markets securities.

The Fund will engage in practices and strategies that will result in exposure to fluctuations in foreign exchange rates, thus subjecting it to foreign currency risk.

The Fund's use of derivatives may result in losses greater than if they had not been used, may require the Fund to sell or purchase portfolio securities at inopportune times, may limit the amount of appreciation the Fund can realize on an investment, or may cause the Fund to hold a security that it might otherwise sell.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The risks of investing in the Fund are spelled out in the shareholder reports and other regulatory filings.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.

CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source: First Trust Advisors L.P.